EXHIBIT 23.0

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
CPI Corp.:

We consent to the incorporation by reference in registration statements No. 333-08634, No. 333-08636, and No. 333-64296, on Forms S-8 of CPI Corp. of our report dated April 8, 2004, relating to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 7, 2004 and February 1, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended February 7, 2004, which report appears in the February 7, 2004 annual report on Form 10-K of CPI Corp.

/s/ KPMG LLP ————————— KPMG LLP

St. Louis, Missouri April 8, 2004